Exhibit 10
AMENDMENT NO. 1
TO THE
TRI-COUNTY FINANCIAL CORPORATION
2005 EQUITY COMPENSATION PLAN
     Effective as of July 17, 2007, the Tri-County Financial Corporation 2005 equity Compensation Plan (“the Plan”) is hereby amended to delete the definition of “Fair Market Value” in Section 2 of the Plan in its entirety and replace it with the following:
“Fair Market Value” means the mean between the bid and asked price reported on the Over the Counter Bulletin Board (as published by The Wall Street Journal, if published) on such date or, if there is no bid and asked price on such date, then on the immediately preceding business day on which there was a bid and asked price; provided, however, that if the difference between the bid and asked price on the applicable date is greater than one dollar ($1.00), “Fair Market Value” shall instead mean the last sale price reported on the Over the Counter Bulletin Board (as published by The Wall Street Journal, if published). The Board of Directors also may adopt a different methodology for determining Fair Market Value in good faith and on the basis of objective criteria.